Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung Chief Financial Officer (510) 683-5900 Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces Third Quarter 2007 Results

Philip C.S. Yin, CEO Named Chairman of AXT’s Board of Directors; Jesse Chen Becomes Lead Director

FREMONT, Calif., Oct. 25, 2007 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2007.

Third Quarter 2007 Results

Revenue for the third quarter of 2007 was $14.5 million, compared with $13.6 million in the second quarter of 2007, and $12.5 million in the third quarter of 2006. Total gallium arsenide (GaAs) substrate revenue was $9.9 million for the third quarter of 2007, compared with $9.3 million in the second quarter of 2007, and $10.6 million in the third quarter of 2006.

Indium phosphide (InP) revenue was $408,000 for the third quarter of 2007, compared with $660,000 in the second quarter of 2007, which included sales of approximately $250,000 in InP scrap metal, and compared with $340,000 in the third quarter of 2006. Germanium (Ge) substrate revenue was $536,000, compared with $402,000 in the second quarter of 2007, and $387,000 in the third quarter of 2006. Raw materials sales were $3.6 million for the third quarter of 2007, compared with $3.3 million in the second quarter of 2007, and $1.3 million in the third quarter of 2006.

Gross margin was 31.3 percent of revenue for the third quarter of 2007. This included a benefit from the sale of approximately $556,000 in fully reserved wafers, which positively affected the quarterly gross margin by 3.8 percentage points. By comparison, gross margin in the second quarter of 2007 was 36.9 percent. This included a benefit from the sales of approximately $387,000 in fully reserved wafers, which positively affected second quarter gross margin by 2.8 percentage points. Gross margin in the third quarter of 2006 was 27.7 percent, including a benefit from the sale of approximately $802,000 in fully reserved wafers, which positively affected the quarterly gross margins by 6.4 percentage points.

Operating expenses were $3.5 million in the third quarter of 2007, compared with $3.6 million in the second quarter of 2007, and $4.5 million in the third quarter of 2006.

Income from operations for the third quarter of 2007 was $1.1 million compared with income from operations of $1.4 million in the second quarter of 2007, and loss from operations of $971,000 in the third quarter of 2006.

Net interest and other expense for the third quarter of 2007 was $54,000, compared with net interest and other expense of $47,000 for the second quarter of 2007, and net interest and other income of $744,000 in the third quarter of 2006, which included a gain on sale of Finisar stock of $650,000.

Net income in the third quarter of 2007 was $858,000 or $0.03 per diluted share, compared with a net income of $1.2 million or $0.04 per diluted share in the second quarter of 2007, and a net income of $639,000, or $0.02 per diluted share in the third quarter of 2006.

AXT Announces Appointment of Philip C.S. Yin, CEO to Chairman of the Board; Jesse Chen Becomes Lead Independent Director

The company also announced that Philip C.S. Yin, AXT’s chief executive officer has been named chairman of its Board of Directors, effective October 19, 2007. Jesse Chen, AXT’s former chairman of the Board, will continue to serve on the Board and has been appointed Lead Independent Director.

Management Qualitative Comments

“This is an exciting time for the company,” said Phil Yin, chief executive officer. “As we have discussed throughout the year, there are several important industry trends that are driving the increasing demand for our products, such as the rapid replacement cycles of cellular handsets, the emergence of a new market for low cost handsets, the proliferation of applications for LED lighting and the increasing focus on solar energy. Further, our own internal competencies are expanding into complementary technologies, such as standard Czochralski and Liquid Encapsulated Czochralski crystal growth, allowing us to offer a comprehensive product portfolio spanning a wide variety of applications. As a result, we believe we are coming to another inflection point in our business as the convergence of these increasing market opportunities, coupled with the completion of the industry BiFET transition and leverages within our business model create opportunities for growth in the coming years.”

Outlook for Fourth Quarter, Ending December 31, 2007

AXT estimates revenue for the fourth quarter will increase to between $15.3 million and $15.8 million. The company estimates that net income per diluted share will be between $0.03 and $0.05, which takes into account our diluted weighted average share count of approximately 31.5 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. PT. The conference call can be accessed at (416) 641-6125 (conference ID 3237726). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (416) 695-5800 until November 1, 2007. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China. In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California. The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber

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optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding industry trends that are driving increasing demand for our products, the rapid replacement cycles of cellular handsets, the emergence of a new market for low cost handsets, the proliferation of applications for LED lighting, the increasing focus on solar energy, our expansion into complementary technologies, such as standard Czochralski and Liquid Encapsulated Czochralski crystal growth, allowing us to increase our product portfolio, the completion of the industry BiFET transition, and opportunities for growth in the coming years. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$14,474	$12,547	$40,639	$31,373
Cost of revenue	9,944	9,068	25,672	23,625
Gross profit	4,530	3,479	14,967	7,748

Operating expenses:
Selling, general and administrative	3,083	2,641	10,529	9,724
Research and development	382	392	1,190	1,497
Impairment (recovery) on assets held for sale	—	1,417	(481)	1,417
Restructuring benefit	—	—	—	(2)
Total operating expenses	3,465	4,450	11,238	12,636
Income (loss) from continuing operations	1,065	(971)	3,729	(4,888)
Interest income, net	102	103	551	342
Other income (expense), net	(156)	641	(439)	1,693
Income (loss) from continuing operations before provision for income taxes	1,011	(227)	3,841	(2,853)
Provision (benefit) for income taxes	153	(862)	426	(406)
Income (loss) from continuing operations	858	635	3,415	(2,447)
Discontinued operations:
Gain from discontinued operations, net of tax	—	4	—	7
Net income (loss)	$858	$639	$3,415	$(2,440)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.03	$0.03	$0.11	$(0.11)
Gain (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss) per share - basic	$0.03	$0.03	$0.11	$(0.11)
Shares used in computing basic income (loss) per share	30,150	23,158	29,940	23,066

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.03	$0.02	$0.10	$(0.11)
Gain (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss) per share - diluted	$0.03	$0.02	$0.10	$(0.11)
Shares used in computing diluted income (loss) per share	31,464	24,378	31,287	23,066

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2007	2006
Assets:
Current assets
Cash and cash equivalents	$17,067	$16,116
Short-term investments	18,174	19,428
Accounts receivable, net	11,948	9,658
Inventories, net	25,124	20,263
Prepaid expenses and other current assets	3,590	3,985
Assets held for sale	5,140	4,659
Total current assets	81,043	74,109

Property, plant and equipment, net	15,072	12,775
Other assets	5,036	4,298
Restricted deposits	6,700	7,150

Total assets	$107,851	$98,332

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$2,770	$3,764
Accrued liabilities	4,323	3,536
Current portion of long-term debt	450	450
Total current liabilities	7,543	7,750

Long-term debt, net of current portion	6,295	6,839
Other long-term liabilities	3,129	2,543
Total liabilities	16,967	17,132

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	185,696	180,965
Accumulated deficit	(100,417)	(103,832)
Other comprehensive income	2,073	535
Total stockholders’ equity	90,884	81,200

Total liabilities and stockholders’ equity	$107,851	$98,332